EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports Fourth Quarter and Full Year 2017 Financial Results

-- Fourth quarter GAAP EPS of $4.09; non-GAAP EPS of $1.22 increased 45.2% year-over-year
-- Second highest annual net sales of $9.72 billion increased $1.1 billion, or 12.9%, year-over-year
-- Highest ever annual gross profit dollars of $2.79 billion; gross profit margin of 28.7%
-- Repurchased $25 million of Reliance common stock
-- Increased quarterly dividend by 11.1% to $0.50 per share

LOS ANGELES, Feb. 15, 2018 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE:RS) today reported its financial results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter 2017 Financial Highlights

  Net sales were $2.38 billion, up 15.3% from $2.06 billion in the fourth quarter of 2016 and down 3.0% from $2.45 billion in the third quarter of 2017.
  Tons sold were up 6.3% from the fourth quarter of 2016 and down 4.6% from the third quarter of 2017, with the average selling price per ton sold up 8.8% from the fourth quarter of 2016 and up 1.8% from the third quarter of 2017.
  Gross profit margin was 28.6%, compared to 29.8% in the fourth quarter of 2016 and 28.0% in the third quarter of 2017. FIFO gross profit margin was 28.7%, compared to 29.0% in the fourth quarter of 2016 and 28.2% in the third quarter of 2017.
  Net income attributable to Reliance was $301.4 million, compared to $61.7 million in the fourth quarter of 2016 and $97.3 million in the third quarter of 2017. The enactment of the Tax Cuts and Jobs Act (“Tax Reform”) in December 2017 resulted in a provisional/one-time income tax benefit of $207.3 million in the fourth quarter of 2017, or a benefit of $2.81 per diluted share. The Tax Reform impact reflects a provisional tax on accumulated overseas profits and the revaluation of deferred tax assets and liabilities. Excluding the impact of Tax Reform, net income attributable to Reliance was $94.1 million for the fourth quarter of 2017.
  Earnings per diluted share were $4.09, compared to $0.84 in the fourth quarter of 2016 and $1.32 in the third quarter of 2017. Excluding the impact of Tax Reform, earnings per diluted share were $1.28 for the fourth quarter of 2017, up 52.4% from the fourth quarter of 2016.
  Non-GAAP earnings per diluted share were $1.22, up 45.2% from $0.84 in the fourth quarter of 2016 and down 6.2% from $1.30 in the third quarter of 2017.
  Excluding the impact of Tax Reform, the Company’s effective tax rate would have been 20.0% for the fourth quarter of 2017, compared to 35.8% in the fourth quarter of 2016 and 30.4% in the third quarter of 2017.
  Reliance recorded a pre-tax net LIFO inventory valuation charge, or expense, of $4.5 million in the fourth quarter of 2017 and $6.3 million in the third quarter of 2017, included in cost of sales. Reliance recorded a pre-tax net LIFO inventory valuation credit adjustment, or income, of $16.2 million in the fourth quarter of 2016.
  Cash flow from operations was $200.7 million in the fourth quarter of 2017 and net debt-to-total capital was 27.2% at December 31, 2017.
  Reliance repurchased $25.0 million of its common stock, or 0.3 million shares, at an average cost of $74.27 per share during the fourth quarter of 2017.
  A quarterly cash dividend of $0.50 per share, an increase of 11.1%, was declared on February 13, 2018 for stockholders of record as of March 16, 2018 and will be payable on March 30, 2018.

Full Year 2017 Financial Highlights

  Net sales were $9.72 billion, up 12.9% from $8.61 billion in 2016 and the second highest in the Company’s history.
  Tons sold were up 3.8% from 2016 and the average selling price per ton sold was up 9.1%.
  Gross profit margin was 28.7%, compared to 30.1% in 2016. FIFO gross profit margin was 29.0%, compared to 29.8% in 2016. Highest ever gross profit dollars in the Company’s history at $2.79 billion.
  Net income attributable to Reliance was $613.4 million, compared to $304.3 million in 2016. Excluding the impact of Tax Reform, net income attributable to Reliance was $406.1 million in 2017, up 33.5% from 2016, and the third highest net income in the Company’s history.
  Earnings per diluted share were $8.34, compared to $4.16 in 2016. Excluding the impact of Tax Reform, earnings per diluted share were $5.52 in 2017, up 32.7% from 2016.
  Non-GAAP earnings per diluted share were $5.44, up 21.4% from $4.48 in 2016, and the second highest annual earnings per diluted share in the Company’s history.
  Excluding the impact of Tax Reform, the Company’s effective tax rate would have been 29.1% for 2017, compared to 28.0% in 2016.
  Reliance recorded a pre-tax net LIFO inventory valuation charge, or expense, of $30.7 million, included in cost of sales. In 2016, Reliance recorded a pre-tax net LIFO inventory valuation credit adjustment, or income, of $27.4 million.
  Cash flow from operations was $399.0 million, compared to $626.5 million in 2016.

Management Commentary
“2017 was a fantastic year for Reliance,” said Gregg Mollins, President and Chief Executive Officer of Reliance. “Our strong annual gross profit margin of 28.7% is near the high-end of our target range of 27% to 29%, and produced the highest gross profit dollars in our history of $2.79 billion. Continued modest growth in demand along with a positive pricing environment throughout most of the year enabled us to grow our 2017 net sales to $9.72 billion, $1.11 billion more than 2016 and second highest annual net sales in our Company’s history. Our managers in the field did an excellent job managing pricing fluctuations, growing our value-added services to our customers, controlling expenses and managing working capital. This resulted in our second highest annual diluted earnings per share of $5.44 (non-GAAP excluding the impact of Tax Reform), surpassed only by 2008.”

Mr. Mollins continued, “Although we experienced the normal seasonality we had expected in the fourth quarter with our tons sold down 4.6% compared to the third quarter of 2017, overall demand remained stronger than in 2016, with our shipments up 6.3% compared to the fourth quarter of 2016. Our average selling price in the fourth quarter of 2017 was higher than we had anticipated, increasing 1.8% compared to the third quarter of 2017 and outperforming our guidance of flat to down 2%. The higher selling prices resulted from continued mill price increases in the fourth quarter that have continued into 2018 and contributed to our stronger than anticipated earnings. For the full year, our tons sold were up 3.8% and our average selling price was up 9.1% compared to 2016 with overall customer sentiment growing increasingly optimistic in nearly all of the end markets we serve.”

Mr. Mollins concluded, “Looking ahead, while uncertainty still exists in the market, overall customer sentiment and demand have been substantially improving and we anticipate that an ongoing reduction in imports will continue to support higher metal pricing. We believe these factors, as well as the potential for meaningful infrastructure spending, would increase metal demand and pricing, which we expect will enhance our profitability and strong cash flows. Over the past five years, we have invested $2.26 billion to further our growth through capital expenditures and acquisitions and returned over $1.00 billion to our shareholders through dividends and share repurchases. We look forward to returning even greater value from these investments and continuing our strong shareholder return activities.”

Fourth Quarter 2017 Business Metrics
(tons in thousands; percentage change)
	Q4 2017	Q3 2017	Sequential Quarter Change	Q4 2016	Year-Over- Year Change
Tons sold	1,451.0	1,521.7	(4.6%)	1,365.0	6.3%
Tons sold (same-store)	1,429.8	1,500.1	(4.7%)	1,346.1	6.2%
Average selling price per ton sold	$1,632	$1,603	1.8%	$1,500	8.8%
Average selling price per ton sold (same-store)	$1,620	$1,595	1.6%	$1,495	8.4%

Fourth Quarter 2017 Major Commodity Metrics
	Tons Sold (tons in thousands; percentage change)					Average Selling Price per Ton Sold (percentage change)
	Q4 2017 Tons Sold	Q3 2017 Tons Sold	Sequential Quarter Change	Q4 2016 Tons Sold	Year-Over- Year Change	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	1,158.8	1,220.3	(5.0%)	1,096.1	5.7%	0.0%	8.1%
Aluminum	86.9	89.8	(3.2%)	82.3	5.6%	2.4%	6.6%
Stainless steel	75.6	79.1	(4.4%)	72.5	4.3%	5.9%	14.4%
Alloy	53.5	54.8	(2.4%)	44.9	19.2%	1.0%	5.6%

	Sales ($'s in millions; percentage change)
	Q4 2017 Sales	Q3 2017 Sales	Sequential Quarter Change	Q4 2016 Sales	Year-Over- Year Change
Carbon steel	$1,252.8	$1,319.5	(5.1%)	$1,096.1	14.3%
Aluminum	$470.7	$475.3	(1.0%)	$418.5	12.5%
Stainless steel	$347.7	$343.3	1.3%	$291.1	19.4%
Alloy	$147.4	$149.3	(1.3%)	$117.1	25.9%

Full Year 2017 Business Metrics
(tons in thousands; percentage change)
	2017	2016	Year-Over- Year Change
Tons sold	6,053.4	5,832.9	3.8%
Tons sold (same-store)	5,967.3	5,761.9	3.6%
Average selling price per ton sold	$1,599	$1,465	9.1%
Average selling price per ton sold (same-store)	$1,590	$1,458	9.1%

Full Year 2017 Major Commodity Metrics
	Tons Sold (tons in thousands; percentage change)			Average Selling Price per Ton Sold (percentage change)
	2017 Tons Sold	2016 Tons Sold	Year-Over- Year Change	Year-Over-Year Change
Carbon steel	4,851.4	4,714.1	2.9%	10.2%
Aluminum	362.6	350.6	3.4%	4.3%
Stainless steel	313.1	309.6	1.1%	13.0%
Alloy	218.3	180.2	21.1%	2.6%

	Sales ($'s in millions; percentage change)
	2017 Sales	2016 Sales	Year-Over-Year Change
Carbon steel	$5,189.6	$4,579.5	13.3%
Aluminum	$1,916.9	$1,777.6	7.8%
Stainless steel	$1,386.3	$1,212.5	14.3%
Alloy	$587.8	$473.3	24.2%

End Market Commentary
Customer demand and sentiment remained positive throughout the fourth quarter of 2017. This positive momentum has carried into 2018. Reliance continues to benefit from its strategy of serving a broad spectrum of diverse end markets and providing superior quality products and processing services, generally in small quantities on a just-in-time basis. Reliance remains committed to investing in value-added processing equipment to support customer needs and further drive organic growth.

  Aerospace remains one of the Company’s top-performing end markets as demand remains strong. Reliance maintains its positive outlook for this market as build rates and the backlog for orders of commercial planes continues to improve. Reliance expects to continue growing its market share in aerospace given its increased exposure to the defense market and international expansion activities.
  Automotive demand remains strong. Reliance services the automotive market mainly through its toll processing operations in the U.S. and Mexico. Through recent investments in new facilities and equipment, Reliance has increased its tolling capacity, enabling the Company to process increased volumes as the usage of aluminum in the automotive industry continues to increase.
  Non-residential construction demand, including infrastructure, continues to experience steady growth. Reliance remains optimistic that the Administration’s stated focus on infrastructure spending will bolster demand in this market. Reliance is well positioned to absorb increased volume into its existing facilities and cost structure as this important end market improves.
  Heavy industry demand remains relatively stable, with the outlook improving. Reliance is continuing to experience slight improvements in activity levels in the industrial equipment markets, primarily related to construction equipment.
  Energy (oil and gas) demand continues to gradually recover for the products Reliance sells into this end market. Rig counts and drilling activity continue to progress and completion activity is gaining strength. Reliance expects to see quoting and overall activity in this market continue to gain traction.

Balance Sheet & Liquidity
Reliance ended 2017 with total debt outstanding of $1.91 billion, for a net debt-to-total capital ratio of 27.2%. The Company had $908.7 million available for borrowings on its $1.5 billion revolving credit facility at December 31, 2017.

“We remain pleased with our overall financial position,” commented Karla Lewis, Senior Executive Vice President and Chief Financial Officer of Reliance. “Our higher average selling price and strong gross profit margin contributed to our solid cash flow from operations of $399.0 million in 2017. We ended the year with a strong balance sheet that provides the foundation for us to continue executing our growth and stockholder return activities. Our repurchase of $25.0 million of our common stock during the fourth quarter of 2017 and the 11.1% increase in our quarterly dividend effective in the first quarter of 2018 reflect the confidence our Board and management team have in the Company’s outlook and anticipated strong execution in the current favorable environment for both demand and pricing.”

Stockholder Return Activity
On February 13, 2018, the Board of Directors declared an 11.1% increase to the Company’s quarterly cash dividend to $0.50 per share of common stock, payable on March 30, 2018 to stockholders of record as of March 16, 2018. Reliance has paid regular quarterly dividends for 58 consecutive years and has increased the dividend 25 times since its 1994 IPO.

During the three months ended December 31, 2017, the Company repurchased $25.0 million of its common stock under its existing share repurchase program at an average cost of $74.27 per share. The Company did not repurchase any shares of its common stock during the first nine months ended September 30, 2017. At December 31, 2017, approximately 8.1 million shares remained available for repurchase under the Company’s share repurchase program. Reliance expects to opportunistically repurchase shares of its common stock going forward.

Business Outlook
Reliance management remains optimistic about business activity levels in the first quarter of 2018 and anticipates that the end markets in which the Company operates will continue to grow. As a result, the Company estimates tons sold will be up 6% to 8% in the first quarter of 2018 compared to the fourth quarter of 2017, which includes the normal seasonal increase in shipping volumes compared to the fourth quarter. Reliance management also believes that metal pricing for most of the products the Company sells has the potential to further increase from current levels. Accordingly, the Company expects its average selling price will be up 4% to 6% compared to the fourth quarter of 2017. As a result, management currently expects earnings per diluted share to be in the range of $1.90 to $2.00 for the first quarter of 2018.

Tax Reform Act
The Company continues to assess the impacts of Tax Reform and currently expects its effective tax rate for the full year of 2018 to be in the range of 24% to 25%. Given the substantial changes to the Internal Revenue Code as a result of the Tax Reform Act, the estimated financial impacts for fourth quarter and the full year 2017 are provisional and subject to further analysis, interpretation and clarification of the act, which could result in changes to these estimates in 2018.

Conference Call Details
A conference call and simultaneous webcast to discuss the fourth quarter and full year 2017 financial results and business outlook will be held today, February 15, 2018 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13675505. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, March 1, 2018 by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13675505. The webcast will remain posted on the Investors section of Reliance’s website at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 40 states and thirteen countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing. In 2017, Reliance’s average order size was $1,740, approximately 48% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at www.rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry and its end markets, its business strategies and its expectations concerning future demand and metals pricing and the Company’s results of operations, margins, profitability, impairment charges, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and "continue," the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports Reliance has filed with the Securities and Exchange Commission (the "SEC"). As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties about Reliance’s business can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC.

CONTACT:
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-540

(Tables to follow)

RELIANCE STEEL & ALUMINUM CO.
SELECTED UNAUDITED FINANCIAL DATA
(in millions, except share and per share amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2017	2016	2017	2016*
Income Statement Data:

Net sales	$2,376.4	$2,061.6	$9,721.0	$8,613.4
Gross profit[1]	678.6	613.9	2,787.8	2,590.3
Operating income[2]	142.3	117.5	662.4	517.8
Pre-tax income	120.7	97.9	583.8	429.2
Net income attributable to Reliance	301.4	61.7	613.4	304.3
Diluted earnings per share attributable to
Reliance stockholders	$4.09	$0.84	$8.34	$4.16
Non-GAAP diluted earnings per share
attributable to Reliance stockholders[3]	$1.22	$0.84	$5.44	$4.48
Weighted average shares outstanding –
diluted	73,624,388	73,338,628	73,539,424	73,120,918
Gross profit margin[1]	28.6%	29.8%	28.7%	30.1%
Operating income margin[2]	6.0%	5.7%	6.8%	6.0%
Pre-tax income margin	5.1%	4.7%	6.0%	5.0%
Net income margin – Reliance	12.7%	3.0%	6.3%	3.5%
Cash dividends per share	$0.45	$0.425	$1.80	$1.65

	December 31,	December 31,
	2017	2016*
Balance Sheet and Other Data:

Current assets	$3,051.3	$2,688.5
Working capital	2,347.6	2,032.5
Property, plant and equipment, net	1,656.3	1,662.2
Total assets	7,751.0	7,411.3
Current liabilities	703.7	656.0
Long-term debt	1,809.4	1,846.7
Total Reliance stockholders’ equity	4,667.1	4,148.8
Capital expenditures	161.6	154.9
Cash provided by operations	399.0	626.5
Net debt-to-total capital[4]	27.2%	30.3%
Return on Reliance stockholders' equity[5]	14.8%	7.8%
Current ratio	4.3	4.1
Book value per share[6]	$64.29	$57.07

* Amounts were derived from audited financial statements.

1 Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed.  For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size.  Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from our cost of sales. Therefore, our cost of sales is substantially comprised of the cost of the material we sell.  We use gross profit and gross profit margin as shown above as measures of operating performance.  Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on our earnings.  Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
2 The 2016 amounts have been retrospectively adjusted pursuant to our adoption of accounting changes related to the presentation of net periodic pension cost and net periodic postretirement benefit cost.
3 See accompanying Non-GAAP earnings and adjusted gross profit reconciliation.
4 Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders’ equity plus total debt (net of cash).
5 Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance stockholders’ equity.
6 Book value per share is calculated as total Reliance stockholders’ equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except share amounts)

	December 31,	December 31,
	2017	2016*
ASSETS

Current assets:
Cash and cash equivalents	$154.4	$122.8
Accounts receivable, less allowance for doubtful accounts
of $15.5 at December 31, 2017 and $15.3 at December 31, 2016	1,087.3	960.2
Inventories	1,726.0	1,532.6
Prepaid expenses and other current assets	80.7	72.9
Income taxes receivable	2.9	—
Total current assets	3,051.3	2,688.5
Property, plant and equipment:
Land	229.7	228.2
Buildings	1,095.3	1,059.2
Machinery and equipment	1,738.6	1,647.3
Accumulated depreciation	(1,407.3)	(1,272.5)
Property, plant and equipment, net	1,656.3	1,662.2

Goodwill	1,842.6	1,827.4
Intangible assets, net	1,112.1	1,151.3
Cash surrender value of life insurance policies, net	47.8	46.9
Other assets	40.9	35.0
Total assets	$7,751.0	$7,411.3

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$346.7	$302.2
Accrued expenses	83.6	83.7
Accrued compensation and retirement costs	139.3	140.8
Accrued insurance costs	42.1	40.6
Current maturities of long-term debt and short-term borrowings	92.0	82.5
Income taxes payable	—	6.2
Total current liabilities	703.7	656.0
Long-term debt	1,809.4	1,846.7
Long-term retirement costs	85.4	89.6
Other long-term liabilities	11.8	13.0
Deferred income taxes	440.8	626.9
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value:
Authorized shares — 5,000,000
None issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value:
Authorized shares — 200,000,000
Issued and outstanding shares – 72,609,540 at December 31, 2017 and 72,682,793
at December 31, 2016	594.6	590.3
Retained earnings	4,144.1	3,663.2
Accumulated other comprehensive loss	(71.6)	(104.7)
Total Reliance stockholders’ equity	4,667.1	4,148.8
Noncontrolling interests	32.8	30.3
Total equity	4,699.9	4,179.1
Total liabilities and equity	$7,751.0	$7,411.3

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016*

Net sales	$2,376.4	$2,061.6	$9,721.0	$8,613.4

Costs and expenses:
Cost of sales (exclusive of depreciation
and amortization shown below)	1,697.8	1,447.7	6,933.2	6,023.1
Warehouse, delivery, selling, general and
administrative	480.7	440.4	1,902.8	1,798.1
Depreciation and amortization	54.2	55.3	218.4	222.0
Impairment of long-lived assets	1.4	0.7	4.2	52.4
	2,234.1	1,944.1	9,058.6	8,095.6

Operating income	142.3	117.5	662.4	517.8

Other expense:
Interest expense	19.0	19.0	73.9	84.6
Other expense, net	2.6	0.6	4.7	4.0
Income before income taxes	120.7	97.9	583.8	429.2
Income tax (benefit) provision	(183.1)	35.0	(37.2)	120.1
Net income	303.8	62.9	621.0	309.1
Less: Net income attributable to noncontrolling
interests	2.4	1.2	7.6	4.8
Net income attributable to Reliance	$301.4	$61.7	$613.4	$304.3

Earnings per share attributable to Reliance stockholders:
Diluted	$4.09	$0.84	$8.34	$4.16
Basic	$4.14	$0.85	$8.42	$4.21

Cash dividends per share	$0.45	$0.425	$1.80	$1.65

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Twelve Months Ended
	December 31,
	2017	2016*
Operating activities:
Net income	$621.0	$309.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	218.4	222.0
Impairment of long-lived assets	4.2	52.4
Deferred income tax benefit	(192.6)	(0.5)
Gain on sales of property, plant and equipment	(9.5)	(1.2)
Stock-based compensation expense	33.4	24.4
Other	7.7	7.7
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(119.7)	(31.2)
Inventories	(186.6)	(30.4)
Prepaid expenses and other assets	(11.5)	26.7
Accounts payable and other liabilities	34.2	47.5
Net cash provided by operating activities	399.0	626.5

Investing activities:
Purchases of property, plant and equipment	(161.6)	(154.9)
Acquisitions, net of cash acquired	(37.8)	(348.7)
Proceeds from sales of property, plant and equipment	27.6	8.9
Other	(7.6)	(10.4)
Net cash used in investing activities	(179.4)	(505.1)

Financing activities:
Net short-term debt borrowings (repayments)	8.4	(12.6)
Proceeds from long-term debt borrowings	875.0	2,073.0
Principal payments on long-term debt	(915.3)	(2,061.4)
Debt issuance costs	—	(6.8)
Dividends and dividend equivalents paid	(132.0)	(120.4)
Exercise of stock options	5.2	37.5
Share repurchases	(25.0)	—
Other	(14.4)	(9.5)
Net cash used in financing activities	(198.1)	(100.2)
Effect of exchange rate changes on cash and cash equivalents	10.1	(2.7)
Increase in cash and cash equivalents	31.6	18.5
Cash and cash equivalents at beginning of year	122.8	104.3
Cash and cash equivalents at end of year	$154.4	$122.8

Supplemental cash flow information:
Interest paid during the year	$72.5	$81.4
Income taxes paid during the year, net	$171.1	$95.1

Non-cash investing and financing activities:
Debt assumed in connection with acquisition	$—	$6.1

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP EARNINGS AND ADJUSTED GROSS PROFIT RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
	2017	2017	2016	2017	2017	2016

Net income attributable to Reliance	$301.4	$97.3	$61.7	$4.09	$1.32	$0.84
Tax reform	(207.3)	—	—	(2.81)	—	—
Net income attributable to Reliance excluding the impact
of tax reform	94.1	97.3	61.7	1.28	1.32	0.84
Non-recurring settlement gains	—	—	(1.3)	—	—	(0.02)
Impairment and restructuring charges	1.7	2.1	1.8	0.02	0.03	0.03
Income tax benefit related to above items	(0.7)	(0.8)	(0.5)	(0.01)	(0.01)	(0.01)
Gain related to sales of non-core assets	(0.6)	(4.6)	—	(0.01)	(0.06)	—
Income tax (benefit) expense related to sales of non-core assets	(4.5)	1.8	—	(0.06)	0.02	—
Non-GAAP net income attributable to Reliance	$90.0	$95.8	$61.7	$1.22	$1.30	$0.84

		Net Income		Diluted EPS
		Twelve Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2017	2016	2017	2016

Net income attributable to Reliance		$613.4	$304.3	$8.34	$4.16
Tax reform		(207.3)	—	(2.82)	—
Net income attributable to Reliance excluding the impact
of tax reform		406.1	304.3	5.52	4.16
Non-recurring settlement charges (gains)		2.8	(3.5)	0.04	(0.05)
Impairment and restructuring charges		4.1	69.1	0.06	0.95
Income tax benefit related to above items		(2.7)	(24.7)	(0.04)	(0.34)
Gain related to sales of non-core assets		(8.7)	—	(0.12)	—
Income tax benefit related to sales of non-core assets		(1.4)	—	(0.02)	—
Resolution of certain tax matters		—	(17.6)	—	(0.24)
Non-GAAP net income attributable to Reliance		$400.2	$327.6	$5.44	$4.48

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Gross profit - LIFO	$678.6	$685.5	$613.9	$2,787.8	$2,590.3
Net LIFO/LCM expense (income)	4.5	6.3	(16.2)	30.7	(27.4)
Gross profit - FIFO	683.1	691.8	597.7	2,818.5	2,562.9
Restructuring charges (credits)	—	—	1.1	(0.2)	12.8
Adjusted gross profit - FIFO	$683.1	$691.8	$598.8	$2,818.3	$2,575.7

Gross profit margin - LIFO	28.6%	28.0%	29.8%	28.7%	30.1%
Net LIFO/LCM expense (income) as a % of sales	0.1%	0.2%	(0.8%)	0.3%	(0.3%)
Gross profit margin - FIFO	28.7%	28.2%	29.0%	29.0%	29.8%
Restructuring charges (credits) as a % of sales	—	—	0.0%	—	0.1%
Adjusted gross profit margin - FIFO	28.7%	28.2%	29.0%	29.0%	29.9%

Reliance Steel & Aluminum Co.'s presentation of non-GAAP or adjusted net income, EPS, gross profit and gross profit margin over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include tax reform, pension settlement, settlement gains, impairment and restructuring charges (credits) related to certain of the Company's energy-related businesses and the closure or sale of some of its locations, a debt restructuring-related charge, sales of non-core property, plant, and equipment, and the resolution of certain tax matters, which make comparisons of the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit margin - FIFO, which is calculated as gross profit plus net LIFO/LCM expense (or minus net LIFO/LCM income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. For further information on the Company's gross profit and gross profit margin, see footnote 1 to the accompanying Selected Unaudited Financial Data.